Exhibit 99.1

Press Release

Gulfport Energy Corporation Reports Third Quarter 2012 Results

OKLAHOMA CITY (November 6, 2012) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operating results for the third quarter of 2012 and provided an update on its 2012 activities.

For the third quarter of 2012, Gulfport reported net income of $0.5 million on oil and natural gas revenues of $60.5 million, or $0.01 per diluted share. EBITDA (as defined below) for the third quarter of 2012 was $42.6 million and cash flow from operating activities before changes in operating assets and liabilities (as defined below) was $43.8 million.

Gulfport’s 2012 third quarter results include a $15.5 million non-cash income tax expense primarily as a result of a taxable gain in connection with Gulfport’s contribution of its oil and natural gas interests in the Permian Basin to Diamondback Energy, Inc. (“Diamondback”). Excluding the effects of this non-cash income tax expense, adjusted net income for the third quarter of 2012 would have been $16.0 million, or $0.28 per diluted share.

Financial Highlights

•

Produced oil and natural gas sales volumes of 655,437 barrels of oil equivalent (“BOE”), or 7,124 barrels of oil equivalent per day (“BOEPD”), in the third quarter of 2012, an 11% year-over-year increase from the third quarter of 2011

•	Generated $60.5 million of oil and natural gas revenues in the third quarter of 2012, a 4% year-over-year increase from the third quarter of 2011

Production

For the third quarter of 2012, net production was 579,288 barrels of oil, 314,674 thousand cubic feet (“MCF”) of natural gas and 995,549 gallons of natural gas liquids (“NGL”), or 655,437 BOE. Net production for the third quarter of 2012 by region was 252,876 BOE at West Cote Blanche Bay (“WCBB”), 261,042 BOE at Hackberry, 110,846 BOE in the Permian Basin, 17,764 BOE in the Utica Shale and an aggregate of 12,909 BOE in the Bakken, Niobrara and other areas.

Realized prices for the third quarter of 2012, which includes transportation costs, were $101.17 per barrel of oil, $3.09 per MCF of natural gas and $0.88 per gallon of NGL, for a total equivalent price of $92.24 per BOE. Realized prices for oil in the third quarter of 2012 reflect the impact of fixed price contracts for July of approximately 3,000 barrels of oil per day at a weighted average price of $109.73 and fixed price contracts for August and September of approximately 4,000 barrels of oil per day at a weighted average price of $107.29. Gulfport currently has fixed price swaps in place for 4,000 barrels of oil per day at $107.29 for the remainder of 2012. Gulfport’s hedging program for 2013 currently consists of fixed price swaps for January through June of 4,000 barrels of oil per day at a weighted average price of $103.33 and fixed price swaps for July through December of 3,000 barrels of oil per day at a weighted average price of $100.04.

Gulfport Energy Corporation

Production Schedule

(Unaudited)

	3Q2012	3Q2011	YTD 2012	YTD 2011
Production Volumes:
Oil (MBbls)	579.3	545.4	1,782.8	1,510.1
Gas (MMcf)	314.7	196.4	741.5	691.9
NGL (MGal)	995.5	505.3	2,424.4	1,933.1
Oil Equivalents (MBOE)	655.4	590.1	1,964.1	1,671.5

Average Realized Price:

Oil (per Bbl)	$101.17	$103.50	$105.25	$102.35
Gas (per Mcf)	$3.09	$4.70	$2.87	$4.56
NGL (per Gal)	$0.88	$1.29	$0.98	$1.21
Oil Equivalents (BOE)	$92.24	$98.32	$97.82	$95.76

Subsequent to the third quarter of 2012, net production for the month of October averaged approximately 6,143 BOEPD, a decrease from the third quarter due to the contribution of Gulfport’s oil and natural gas interests in the Permian Basin to Diamondback on October 11, 2012.

Recent Operational Highlights

•

Gulfport recently tested its sixth horizontal well in the Utica Shale after only a 30-day resting period. The BK Stephens 1-16H, tested at a peak rate of 1,224 barrels of condensate per day, 6.9 million cubic feet (“MMCF”) per day of natural gas and 759 barrels of NGLs per day assuming full ethane recovery and a natural gas shrink of 11%, or 3,007 BOEPD.

•

Gulfport spud a total of 13 wells in Southern Louisiana during the third quarter, completing eight of the wells as productive. Four wells were waiting on completion and one well was still being drilled at the end of the quarter.

•	Grizzly Oil Sand ULC (“Grizzly”), in which Gulfport owns a 24.9% interest, continues to be on schedule for first production in mid-2013 at its first SAGD facility.

•	Five rigs are currently active in Gulfport’s three core operating areas, with two rigs drilling in the Utica, two rigs drilling at Hackberry, and one rig drilling at WCBB.

Operational Update

Utica Shale

Gulfport recently tested its sixth horizontal well in the Utica Shale. The BK Stephens 1-16H was drilled to a true vertical depth of 8,225 feet with a 5,276 foot horizontal lateral. Following only a 30-day resting period, the well tested at a gross peak rate of 1,224 barrels of condensate per day and 6.9 MMCF per day of natural gas. Based upon composition analysis, the gas being produced is 1,207 BTU rich gas. Assuming full ethane recovery, the composition above is expected to produce an additional 110 barrels of NGLs per MMCF of natural gas and result in a natural gas shrink of 11%. In ethane rejection mode, the composition is expected to yield 42 barrels of NGLs per MMCF of natural gas and result in a natural gas shrink of 1%. Gulfport currently anticipates the BK Stephens 1-16H will begin flowing into a sales pipeline by the end of January.

In the Utica Shale, Gulfport spud five gross (2.5 net) wells during the third quarter of 2012. At the end of the quarter, two of these gross wells were completed and in their resting period, one gross well was waiting on completion, and two gross wells were being drilled. At present, two rigs are drilling ahead on the eleventh and twelfth wells of 2012 in the play. During 2013, Gulfport has budgeted $215 million to $225 million to drill approximately fifty gross wells in the Utica.

Hackberry

At Hackberry, Gulfport spud four wells during the third quarter of 2012, completing two wells as productive. Two wells were waiting on completion at the end of the quarter. In addition, Gulfport performed nine recompletions at the field. At present, Gulfport has two rigs active at Hackberry drilling ahead on the twentieth and twenty-first wells of 2012 at the field. During 2013, Gulfport has budgeted $24 million to $26 million to drill ten to twelve wells and perform approximately five recompletions at Hackberry.

WCBB

At WCBB, Gulfport spud nine wells during the third quarter of 2012, completing six wells as productive. Two wells were waiting on completion and one well was being drilled at the end of the quarter. In addition, Gulfport performed fifteen recompletions at the field. At present, Gulfport has one rig active at WCBB drilling ahead on the twenty-ninth well of 2012 at the field. During 2013, Gulfport has budgeted $42 million to $45 million to drill twenty-two to twenty-four wells and perform approximately sixty recompletions at West Cote.

Canadian Oil Sands

In the Canadian Oil Sands, Grizzly’s first SAGD facility at Algar Lake remains on schedule for commissioning in the first quarter of 2013 with first production expected to come online by mid-year 2013. From an exploratory standpoint, Grizzly continues to work towards filing a regulatory application to support the commercial development of Thickwood Hills by the end of 2012. In addition, Grizzly has finalized the 2012/2013 winter exploration program and plans to drill a total of 20 to 25 core holes at May River during the winter drilling season. Following the 2012/2013 winter exploration program, Grizzly’s May River property will have been explored to a sufficient level so as to support the filing of a SAGD project regulatory application. In Canada, as previously announced, Grizzly has secured a $125 million revolving credit facility, of which $75.0 million is initially available for borrowing, to assist with funding additional infrastructure relating to the Algar Lake project and other future development projects. In connection with the facility, Gulfport committed to make payments in an aggregate amount of approximately $8.5 million to fund its portion of the remaining construction and development of the Algar Lake facility.

Permian

During the third quarter of 2012, five gross (2.5 net) wells were drilled on Gulfport’s acreage. Subsequent to the third quarter, as previously announced, Gulfport contributed all of its oil and natural gas interests in the Permian Basin to Diamondback. In connection with the contribution, following the closing of Diamondback’s initial public offering, Gulfport owns approximately 21.4% of Diamondback’s outstanding common stock.

2012 Guidance Update

Gulfport currently estimates 2012 production to be in the range 2.7 million to 2.8 million BOE. The reduction to 2012 production guidance takes into effect Gulfport’s contribution of its Permian Basin assets to Diamondback, the shut-in and evacuation of WCBB during Hurricane Isaac and the impact resulting from regulatory delays associated with the build out of initial midstream infrastructure in the Utica Shale. Gulfport currently expects to have two wells online in the Utica Shale by the end of December and estimates its exit rate for daily production at the end of 2012 to be in the range of 8,500 to 9,500 BOE per day.

2013 Guidance

Gulfport estimates 2013 production to be in the range 6.5 million to 6.8 million BOE. Capital E&P expenditures for 2013 are estimated to be in the range of $283 million to $299 million, excluding potential capital expenditures relating to Grizzly. Operationally, Gulfport plans to drill twenty-two to twenty-four wells at WCBB, ten to twelve wells at Hackberry, and approximately fifty gross wells in the Utica Shale. In Canada, Gulfport plans to participate in Grizzly’s 2012/2013 winter exploration program and fund its remaining commitment related to the construction of Grizzly’s Algar Lake project. In Thailand, Gulfport plans to participate in the drilling of up to two wells during 2013.

For 2013, Gulfport projects lease operating expense to be in the range of $5.00 to $6.00 per BOE, general and administrative expense to be between $1.50 and $2.50 per BOE, production taxes to be between 8% and 9% of revenues, and depreciation, depletion and amortization expense to be in the range of $33.00 to $35.00 per BOE.

GULFPORT ENERGY CORPORATION

2013 GUIDANCE

Year Ending
12/31/2013
Forecasted Production
Oil Equivalent - BOE	6,500,000 - 6,800,000
Average Daily Oil Equivalent - BOEPD	17,808 - 18,630

Projected Year-Over-Year Production Increase¹	136% - 147%

Projected Cash Operating Costs per BOE
Lease Operating Expense - $/BOE	$5.00 - $6.00
Production Taxes - % of Revenue	8.0% - 9.0%
General and Administrative - $/BOE	$1.50 - $2.50

Depreciation, Depletion and Amortization per BOE	$33.00 - $35.00

Budgeted Capital Expenditures - In Millions:²
West Cote Blanche Bay	$42 - $45
Hackberry	$24 - $26
Utica	$215 - $225
Thailand	$2.0 - $2.5

Total Budgeted E&P Capital Expenditures	$283 - $299

¹	Based upon 2012 estimated production of 2.75 million BOE and the 2013 forecasted production
²	Excludes amounts for infrastructure, vertical integration projects and acquisitions

Presentation

An updated presentation has been posted to the Company’s website. The presentation can be found at www.gulfportenergy.com under the “Webcasts & Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport will host a conference call on November 7, 2012 at 12:00 PM Central Time to discuss its third quarter 2012 financial and operational results. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling toll-free at 877-291-1287 or 973-409-9250 for international callers. The passcode for the call is 58478733. A replay of the call will be available for two weeks at 855-859-2056 or 404-537-3406 for international callers. The replay passcode is 58478733. The webcast will be archived on the Company’s website and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. Gulfport has also acquired acreage positions in the Utica Shale of Eastern Ohio and the Niobrara Formation of Western Colorado. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC and has interests in entities that operate in the Permian Basin in West Texas and in Southeast Asia, including the Phu Horm gas field in Thailand.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as Gulfport’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; completion of Gulfport’s pending contribution discussed above and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash provided by operating activities before changes in operating assets and liabilities. Adjusted net income available is a non-GAAP financial measure equal to net income plus income tax expense. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA, adjusted net income, and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Investor & Media Contact:

Paul K. Heerwagen

Director, Investor Relations

pheerwagen@gulfportenergy.com

(405) 242-4888

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Oil and condensate sales	$58,609,000	$56,447,000	$187,633,000	$154,559,000
Gas sales	973,000	923,000	2,127,000	3,155,000
Natural gas liquids sales	874,000	653,000	2,374,000	2,346,000
Other income (expense)	81,000	58,000	189,000	248,000

	60,537,000	58,081,000	192,323,000	160,308,000

Costs and expenses:
Lease operating expenses	6,638,000	5,744,000	18,201,000	15,103,000
Production taxes	7,070,000	6,281,000	22,411,000	18,520,000
Depreciation, depletion, and amortization	25,377,000	14,736,000	70,424,000	40,606,000
General and administrative	3,098,000	2,034,000	9,370,000	6,209,000
Accretion expense	176,000	168,000	529,000	491,000

	42,359,000	28,963,000	120,935,000	80,929,000

INCOME FROM OPERATIONS:	18,178,000	29,118,000	71,388,000	79,379,000

OTHER (INCOME) EXPENSE:
Interest expense	1,003,000	225,000	1,630,000	1,163,000
Interest income	(6,000)	(64,000)	(37,000)	(139,000)
Loss (income) from equity method investments	1,165,000	(52,000)	1,793,000	906,000

	2,162,000	109,000	3,386,000	1,930,000

INCOME BEFORE INCOME TAXES	16,016,000	29,009,000	68,002,000	77,449,000

INCOME TAX EXPENSE:	15,514,000	—	15,514,000	1,000

NET INCOME	$502,000	$29,009,000	$52,488,000	$77,448,000

NET INCOME PER COMMON SHARE:

Basic	$0.01	$0.58	$0.94	$1.63

Diluted	$0.01	$0.57	$0.93	$1.61

Basic weighted average shares outstanding	55,692,664	50,407,240	55,658,507	47,549,672

Diluted weighted average shares outstanding	56,291,792	50,905,962	56,174,581	48,008,368

GULFPORT ENERGY CORPORATION

RECONCILIATION OF EBITDA AND CASH FLOW

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net Income	$502,000	$29,009,000	$52,488,000	$77,448,000
Interest expense	1,003,000	225,000	1,630,000	1,163,000
Income tax expense	15,514,000	—	15,514,000	1,000
Accretion expense	176,000	168,000	529,000	491,000
Depreciation, depletion, and amortization	25,377,000	14,736,000	70,424,000	40,606,000

EBITDA	$42,572,000	$44,138,000	$140,585,000	$119,709,000

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Cash provided by operating activity	$66,379,000	$56,645,000	$165,876,000	$122,046,000
Adjustments:
Changes in operating assets and liabilities	(22,620,000)	(12,904,000)	(22,569,000)	(2,278,000)

Operating Cash Flow	$43,759,000	$43,741,000	$143,307,000	$119,768,000

GULFPORT ENERGY CORPORATION

RECONCILIATION OF ADJUSTED NET INCOME

(Unaudited)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2012	2012

Net Income	$502,000	$52,488,000
Adjustments:
Income Tax Expense	15,514,000	15,514,000

Adjusted Net Income	$16,016,000	$68,002,000

ADJUSTED NET INCOME PER COMMON SHARE:

Basic	$0.29	$1.22

Diluted	$0.28	$1.21

Basic weighted average shares outstanding	55,692,664	55,658,507

Diluted weighted average shares outstanding	56,291,792	56,174,581